Morgan Stanley Institutional Fund, Inc. -Opportunity Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Facebook Inc.
Purchase/Trade Date:	 5/17/2012
Size of Offering/shares: 421,233,615 shares
Offering Price of Shares: $38.000
Amount of Shares Purchased by Fund: 442,651
Percentage of Offering Purchased by Fund: 0.105
Percentage of Fund's Total Assets: 6.78
Brokers:  Morgan Stanley, JP Morgan, Goldman, Sachs & Co.,
BofA Merrill Lynch, Barclays, Allen & Company LLC, Citigroup,
Credit Suisse, Deutsche Bank Securities, RBC Capital Markets,
Wells Fargo Securities
Purchased from:  JP Morgan